January 18, 2011

Chardan Capital Markets, LLC
17 State Street
Suite 1600
New York, NY 10004

Re:  Registered Direct Financing

Ladies and Gentlemen:

This letter agreement (this “Agreement”) confirms our understanding and the terms and conditions under which Chardan Capital Markets, LLC (“Chardan”) shall introduce Wizzard Software Corporation, (the “Company”) to one or more investors (each an “Investor” and together the “Investors”).  This Agreement relates exclusively to the proposed offering of up to 14 million shares of common stock securities of the Company (the “Securities”) pursuant to one or more subscription or purchase agreements to the extent entered into by the Company on or before the two week anniversary hereof (the “Offering”). The terms of such Offering and the Securities shall be mutually agreed upon by the Company and the Investors.

The term of this engagement shall begin on the date hereof and shall continue for two (2) weeks or until earlier terminated by the final closing of the Offering.

As exclusive consideration of the services rendered by Chardan under this Agreement, the Company agrees to pay Chardan, upon the successful completion of the initial closing of the Offering (the “Initial Closing”) and out of the closing escrow (or other means acceptable to Chardan and Company) the following fees and other compensation:

(A)

a cash fee equal to $206,400, payable immediately upon such closing. All such fees will be contingent upon the successful completion and closing of the Offering.

(B)

Chardan will be responsible for its own expenses, including all legal fees and travel and transaction related expenses.

Except as contemplated by the terms hereof, or as required by applicable law or pursuant to an order entered or subpoena issued by a court of competent jurisdiction, Chardan shall keep confidential all material non-public information provided to it by the Company, and shall not disclose such information to any third party, other than such of its employees and advisors as Chardan determines to have a need to know.  Chardan shall use its reasonable best efforts to ensure that its employees and advisors adhere to these confidentiality provisions as if such persons were original parties hereto.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of New York or in the federal courts sitting in the Southern District of New York, and each of the parties hereto agrees that service of process upon it by registered or certified mail at its address set forth herein shall be deemed adequate and lawful.

Chardan shall be a third party beneficiary to the Common Stock Purchase Agreement, dated January 18, 2011, by and among the Company and the Investors with respect to the

Chardan Capital Markets, LLC

January 18, 2011

opinion delivered in Section 2.2(a)(ii), Article 3.1 and Section 4.6 and may rely on such provisions as if Chardan were a party thereto. Except as otherwise set forth in this Agreement, this Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.

 If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

Very truly yours,

Wizzard Software Corporation

By: /s/ Christopher Spencer_____________

      Name:  Christopher Spencer

      Title:   President

Chardan Capital Markets, LLC

By:  /s/______________________________

      Name:

      Title:

WIZZARD SOFTWARE CORPORATION

January 19, 2011

Chardan Capital Markets, LLC

17 State Street

Suite 1600

New York, New York 10004

Re:

Amendment to January 18, 2011 Engagement Letter

Ladies and Gentlemen:

Reference is made to that certain letter agreement (“Letter Agreement”) dated January 18, 2011 by and between Wizzard Software Corporation and Chardan Capital Markets, LLC (“Chardan”) relating to compensation paid to Chardan in connection with a registered direct financing by the Company of up to 14 million shares of common stock (the “Offering”).  Section A of the Letter Agreement is hereby amended and restated as follows: “a cash fee equal to the lesser of (i) $206,400 and (ii) 8% of the aggregate amount of gross proceeds from the Offering less $40,000.

Except as specifically set forth in this letter agreement, all of the terms and provisions of the Letter Agreement shall continue to remain in full force and effect.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one document. All questions concerning the construction, validity, enforcement and interpretation of this Letter agreement shall be determined in accordance with the provisions of the Letter Agreement.

Sincerely,

WIZZARD SOFTWARE CORPORATION

By:/s/Christopher Spencer

Acknowledged and Agreed:

CHARDAN CAPITAL MARKETS

By:/s/